  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. APPOINTS ACADEMIC VETERAN
THOMAS BICKART AS CHIEF FINANCIAL OFFICER

Rapid City, South Dakota, February 15, 2019 — National American University Holdings, Inc. (the “Company”) (OTCQB: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that it has appointed Thomas Bickart as Chief Financial Officer following the resignation of David Heflin earlier this month.

Mr. Bickart has over twenty years of financial and operational experience, the majority at dynamic educational organizations. Most recently, he assisted EdisonLearning, Inc. restructure its operations and position the organization for new market growth. Mr. Bickart previously served as CFO at TCI College of Technology from 2013 to 2016, where he executed a turnaround strategy. From 2008 through 2013, he was CFO at Neumont University where he was integral in assisting the school become a highly recognized institution.

Dr. Ronald L. Sharpe, President and Chief Executive Officer, stated, “We welcome Tom to our executive team and look forward to working together on strategic efforts as the Company moves in 2019. He has a strong background of operational excellence and we intend to utilize his industry experience and financial acumen as we grow.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com
Adam Prior
212-836-9606
aprior@equityny.com